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The following is a transcript of A. Schulman, Inc.’s First Quarter 2008 Earnings Conference
Call held on January 4, 2008 / 2:00PM ET.
Corporate Participants:
Terry Haines, Chairman and Retired President and CEO
Joseph Gingo, President and CEO
Paul DeSantis, Chief Financial Officer and Treasurer
Conference Call Participants:
Robert Felice, Gabelli & Company
Christopher Butler, Sidoti & Company
Saul Ludwig, KeyBanc Capital Markets
Greg Macosko, Lord Abbett & Co.
Operator:
Good afternoon and welcome to this A. Schulman first-quarter 2008 conference call. Before we begin, the Company would like to remind you that statements made during this conference call which are not historical facts may be considered forward-looking statements. Forward-looking statements involve risk and uncertainties that could cause actual events or results to differ materially from those expressed or implied.
In addition, this conference call contains time-sensitive information that reflects management’s best analysis only as the date of this live call. A. Schulman does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or information or circumstances that arise after the date of this call. For further information concerning issues that could materially affect financial performance related to forward-looking statements, please refer to A. Schulman’s quarterly earnings releases and periodic filings with the Securities and Exchange Commission.
I would now like to turn the call over to Mr. Terry Haines, Chairman of the Board. Please proceed, sir.
Terry Haines:
Yes, thank you very much. And I would like to thank everybody for tuning in. I think we have a nice group, a large group on the phone today. This being my last call with the analysts and investors, I’d like to take this time to say thank you for the past associations with many of the people on the phone. It goes back many years and I’ve got to tell you, I’ve enjoyed the association and I do thank you.
I’d like to do a real quick review of our first quarter and then I’ll be turning it over to Paul DeSantis to give a comprehensive review of the financials and the press release. Also later I will be introducing Joe Gingo, our new president and CEO for the Company and then would open it up for Q&A and answer any questions that you may have about the Company. I’ve been advised that we will not be able to take any questions that would relate to any of the proxy issues, so I wanted to get that out there.

Starting out, I’d first like to congratulate Joe Gingo for his fast start in reviewing all of our businesses and all of our business units worldwide. And I think even our best opportunities for the Company and the future. And I think this no-stone-unturned approach is not only necessary to make sure that we have the right strategies for these businesses we have worldwide and continue the improvements that we’ve seen in the Company’s performance in the recent two quarters. And I commend Joe for strongly for this important effort.
The quarter to me confirms the right candidate for the right CEO position for Joe’s expertise — not only his technical background and understanding of polymers and understand the plastics business as well as the rubber — but his international experience and his understanding certainly of our Company has allowed him to make this quick start.
In the quarter in my opinion, it was an excellent quarter and I believe this confirms the effectiveness of our cost-improvement programs, including getting the best cost savings in SG&A, and I congratulate the employees in the Company for this first-quarter improvement, in fact on top of our strong fourth quarter for our last fiscal year. We promised that we’d make improvements in profit this year and I think that we’re on track for our expectation of $36 million in net income for fiscal year 2008.
And I’d like to add that this performance for the first quarter, I believe, was done in a somewhat difficult marketplace and certainly a challenging economy here in North America. So I’m pleased with what we have for our report for the first quarter. And I’m again, really proud of our team and what they’ve achieved and the fundamentals for the quarter were positive in gross profit, sales and tonnage. And the positive translation effect that we had for the most part was offset by certain charges to the P&L that Paul’s later going to detail.
The 30 basis point improvement in gross profit is the result of the Company successfully passing through the raw material price increases to our marketplace, and I would expect that we will see an additional improvement in our next quarter if in fact our volumes can continue to hold at high levels. I believe this gross profit improvement and other performance improvements will be an ongoing focus for the Company in the future under Joe’s direction.
With that, I’d like to turn it over quickly to Paul DeSantis for his detail of the financials and then would like to introduce Joe Gingo, and again have an opportunity to answer any questions you may have about the Company. Paul?
Paul DeSantis:
Thanks, Terry. As you said, we had a few unusual items to report in the quarter. We had a $1 million pretax charge for approximately $700,000 after-tax related to employment termination costs in Europe and we had a $400,000 pre- and after-tax charge in North America related to the final settlement of an insurance claim related to Hurricane Rita.
For the first quarter of last year we had several unusual items as well, including a pre-tax charge of approximately $1 million or $600,000 after-tax for writing off costs associated with an acquisition in Europe that was not completed. And charges totaling $400,000 in North America, with $100,000 related to restructuring costs and $300,000 to accelerated depreciation.
Overall net income in the quarter was $10 million or $0.36 per diluted share, up $7.6 million from last year’s $2.4 million or $0.09 per diluted share. The benefit of the strong euro accounted for $1.6 million of the increase. The remaining $6 million breaks down as follows. Gross profit for the quarter was up $7.6. Excluding the $4.8 million benefit from foreign exchange, gross profit was up about $3 million. I’ll talk more about gross profit and gross margins later in the call.
SG&A was up approximately $600,000 for the quarter, with the translation effect of foreign exchange increasing SG&A by $2.4 million. Excluding foreign exchange effect, SG&A was very favorable, which reflects the efforts of the organization to control costs. For the Company as a whole, SG&A as a percentage of sales has declined to 8.2 percent this year from 9.1 percent a year ago.
Net interest expense was favorable by $300,000, driven by slightly lower borrowing levels throughout the quarter. Other income was unfavorable by $300,000, due primarily to the final insurance settlement from Hurricane Rita mentioned previously. Currency losses for the quarter were $100,000, which compares unfavorably with the gain recorded in the first quarter of last year. And, as I also mentioned previously, last year we recorded approximately $400,000 of restructuring expense, including $300,000 of accelerated depreciation.
Finally, taxes were $1.2 million favorable for the quarter with an effective tax rate for the first quarter of 30.6 percent, a decrease from the 70.2 percent in last year’s comparable period. The decrease in the effective tax rate was driven by four items: a decrease in the U.S. pre-tax loss; an increase in foreign pretax income from lower rate jurisdictions; recently implemented tax planning strategies; and recently enacted tax legislation in Germany which reduced the German statutory rate by approximately 10 percentage points.
Excluding the previously mentioned significant unusual items in the quarter, net income would have been $11.1 million or $0.39 per diluted share, compared with $3.4 million or $0.12 a share a year earlier excluding the unusual items. The improvement reflects a favorable gross profit and SG&A performance. We’ve added a new schedule to the press release to reconcile these non-GAAP measures and to detail the amounts and segments affected by the significant unusual items. We’ll keep a running tally throughout the year to make it easier for you to understand what’s happening with our underlying performance.
Total sales were $496.6 million, up $53.9 million from last year’s $442.7 million. Tonnage continued to be a positive story for both North America and Europe in the first quarter, with increases of 8.6 percent and 1 percent, respectively. Foreign exchange, primarily the euro, accounted for $36.1 million or 8.2 percent of the increase.
For the first quarter, gross profit was $57.2 million compared with $49.5 million in last year’s comparable quarter. Foreign exchange contributed a benefit of $4.8 million while operating performance was up nearly $3 million — with Europe contributing about half and North America contributing about half. European performance was negatively impacted by the $1 million pre-tax cost of terminations, as previously mentioned, and North American results included additional expense of $700,000 related to Invision. Excluding the Invision effect, North America gross profit was up by more than $2 million. Losses in gross profit for Invision were $1.6 million during the first quarter of ‘08 compared with $900,000 during the comparable period in ‘07.
In the first quarter, SG&A expense declined by $1.7 million excluding the effect of foreign currency translation of approximately $2.4 million. The decline was primarily due to the

Company’s North America segment, which reported a decrease of $1.8 million in SG&A expenses excluding foreign currency. This was largely the result of the Company’s North America restructuring and efforts to control the overall levels of selling, general and admin expenses.
As mentioned previously, interest expense decreased to $1.6 million in the first quarter from $1.8 million a year ago, due to lower levels of borrowing. We anticipate beginning our share repurchase in the new calendar year and expect to repurchase 2 million shares throughout the course of the year. The share repurchase will contribute incremental interest expense during the remainder of the year, a little bit more than $1 million.
Operating income for Europe, including Asia, increased to $22.6 million for the first three months of fiscal ‘08 compared with operating income of $18.8 million for last year’s first quarter. The $3.8 million increase was primarily due to the translation effect of foreign currencies of $2.4 million and the $1.5 million increase in gross profit excluding the translation effect. SG&A was about flat excluding the effect of currency.
The North America operating loss, which now excludes general corporate expense, decreased $3 million, from $6.2 million last year to $3.2 million this year. This decrease in loss was due to both an increase in gross profit margins and a decrease in SG&A expense of approximately $1.7 million compared with the same period last year. As mentioned earlier, this was primarily a result of the North American restructuring efforts. It should also be noted that included in the loss for the current-year quarter was a total of $1.9 million in costs related to Invision while last year’s quarter included about $1.2 million in Invision-related costs.
You’ll notice, starting in the first quarter of fiscal ‘08, we began to exclude corporate and other charges from the North American and European operating segment results to better reflect the actual operating performance of the two segments. The supplemental segment table included in the release provides this information for fiscal first quarters for both ‘08 and ‘07. Corporate operating losses for the current-year’s quarter were $3.4 million compared with $3.5 million a year ago. This number approximates our annual run rate — giving us an expected annual number in the $14 to $15 million range. Corporate is composed principally of the CEO, Board of Directors, CFO, Corporate Finance, Tax, Treasury, Risk Management and Internal Audit departments.
We’re making a significant effort to ensure that direct business unit expenses are not included in our corporate number and have spent some time reclassifying expenses on an actual basis. Historically, in our segment reporting, we allocated approximately a third of the corporate expenses to Europe and the remainder went to North America. In this year, neither Europe nor North America are showing any corporate expenses in their segment.
At the end of the first quarter of fiscal 2008, we had $41.8 million of cash on hand compared with $43 million at the end of fiscal ‘07. Net debt increased to $92.2 million compared with $82.8 million at the end of the last fiscal year.
As noted in our press release, cash flow from operations was $8.8 million for the first quarter of fiscal ‘08 compared with $19.6 million in the first quarter of last year, with the decline due primarily to an increase in both accounts receivable and inventory offset by an increase in accounts payable.

Working capital; which includes inventory, accounts receivable, accounts payable and accruals; was up $42.4 million over fiscal 2007 year-end. First-quarter days receivables were 63 days compared with 62 days at year-end. Days in inventory increased slightly to 62 days from 60 days at year end 2007. Last November we reported 64 days of inventory.
Receivables were up $30.8 million as a result of stronger sales in the first quarter of fiscal ‘08, particularly in Europe, along with the effect of foreign currency, which contributed almost $18 million of the increase. Inventories were also up $29 million from year-end, with the foreign currency effect, primarily the euro, increasing inventory by almost $15 million. Lastly, accounts payable increased by $19 million due primarily to the translation effect of currencies and higher production levels. We recognize that inventory and receivable levels are not where we want them and are continuing with our ongoing efforts to reduce them.
Depreciation for the first quarter was $7.1 million, up from the $6.2 million reported in last year’s comparable quarter. Capital expenditures were $8.2 million, up from the $5.3 million reported a year ago, due primarily to our continued investment in Invision and more specifically in our greenfield site in Findlay. Capex for Invision was $3.4 million for the quarter compared with $2.1 million a year ago.
As noted in today’s release, the Company expects challenging marketing conditions throughout the remainder of the fiscal year as a result of high and volatile oil prices and a slowing automobile market, both of which put pressure on our results. To offset this pressure, the Company expects to see continued benefits from both its ongoing savings initiatives and its newly reorganized North American business units.
For the full year of fiscal 2008, we continue to expect net income to exceed $36 million. This would be a significant improvement over last year’s net income. However the agreements related to the CEO transition are not finalized. The Company will provide more details related to any charges during the second-quarter fiscal release.
With those comments, I’m going to turn the call back over to Terry.
Terry Haines:
Thank you, Paul, well done. Before we move into our Q&A, I am absolutely delighted to be able to introduce Mr. Joe Gingo, our new CEO and president for A. Schulman.
Joe Gingo:
Thank you, Terry. Thank you very much and thank you for your contributions to the Corporation over these many years. I really look forward to this opportunity to speak to the analysts and investors, and I thought I might start out by giving just a very brief description of my own business experience, just for those that are not aware of it.
Actually, I have worked for 41 years for the Goodyear Tire & Rubber Company and during that period I had the pleasure of operating both business units and technical operations, and quality operations for Goodyear. Fourteen years of the last 20 I have headed four strategic business units for the Goodyear corporation — in each case reporting directly to the CEO of the corporation. The business sizes ranged from $300 million to $1.2 billion. Three of these businesses were global and one was regional. The size of the number of employees that were in my regions and my operations were anywhere from 3,000 to 10,000.
I also had the opportunity during 2003, when Goodyear was facing some very difficult financial situations, to be a key member of the turnaround team that developed the strategic plan. And that was with outside help from both Bain and Blackstone. From my standpoint, I was the head of the divestiture team and I was a member of the restructuring team. I did not get involved in the refinancing, thankfully.
On the divestiture team, my recommendations included the sale of one of the divisions that I headed — the engineered products division. That was successfully concluded last year, where when we made a $1.475 billion sale of that division. In addition, another division that I’ve been very involved — one of our fabric divisions — was also sold for a smaller amount.
In addition to that background, I was responsible for technology and all new product development within Goodyear, and that included the new product engine that we feel was very key to the turnaround. I had the responsibility from concept to market introduction, advertising and pricing were handled regionally. I led the 20 percent budget cut in 2003, when we were forced to reduce our R&D expenditures. We did that without really missing a beat in terms of new product development. I also was responsible for our six joint ventures with our Japanese partner.
In addition to that, I thought I’d take just a few seconds to tell you, as I look forward, what I’ll be focusing on in the next 100 days. I’ve been very fortunate to have been a member of the Schulman Board since 2000. So it was not an unknown entity to me when I stepped into this new position. Terry complimented me on being able to get on — run fast from the start. Well, that background sure allowed me to do it.
What I’ve seen, over this period of time, is the similarities between Schulman and other North American manufacturing-based companies are very, very similar. So what I’m suggesting to do at Schulman are actually key elements of what we did at Goodyear and what many people do in North American manufacturing companies. I am first of all going to take a hard look at a more efficient and effective utilization of North American manufacturing facilities. And that, potentially, could include restructuring if that was financially justified.
We’re going to have — and what we leave in our plants has to be high value-added. If you have plants in high-cost locations, you’ve got to be running products through those plants that will provide you profitable growth. And that’s where we’re going to focus in both the Polybatch and Engineered Compound segments, both in North America and Europe. We’re going to have a reassessment of Schulman’s North American automotive business to emphasize profitable areas.
The one thing that I am probably more sensitive to, than even Terry, is the automotive market. The business area I came out of was very affected by the cyclic nature of automotive and that is an area that I’m fairly sensitive to. We’re going to take a hard look to see what type of businesses we are in automotive and what type of businesses we want to stay in.
And that really leads to the next item, because what we’re going to do, and I want to make this clear, we’re not stopping our investments on Invision. We are going to delay any further capital expenditures on Invision until we have a marketing strategy that is a little more balanced between automotive and non automotive. In the past, Invision has been focused on automotive. I’ve already told you in my previous point, that’s just not one of the areas that I generally like to focus on. There’s a lot of reasons for this.
But, what we’re going to do, and Schulman had already started the work before I got involved, at looking at other nonautomotive applications. I would like to look at how much that could be accelerated and I’m going to be focusing on that.
And I think also our European operations, as many operations in Europe, have some additional efficiencies and sales and administrative structure that give us opportunities for cost reductions. We have done a good job in North America of already accomplishing that, and you can see that through some of Paul’s comments on the results.
Finally, I’m going to ensure that the best leadership team is in place to execute our strategy.
And Terry, that’s really my comments.
Terry Haines:
Excellent, Joe. Thank you very much. At this time I will open it up for the Q&A and we’ll try to answer any questions you may have about the Company.
Robert Felice, Gabelli & Co:
Hi guys, just a couple of quick questions. I guess I was hoping you can elaborate a little more on the decision to suspend Capex on Invision. I guess in the release you say that you’re still seeing strong customer interest, and yet you’re suspending further investment, and just a couple of weeks ago you were pretty gung ho about continuing with it. Is the demand not ramping up as quickly as you had perhaps originally hoped?
Joe Gingo:
This is Joe Gingo. Look, let me clarify where I stand on Invision. I believe it’s a fantastic product. I think it has a fantastic future. I’m very comfortable that the process is in very good shape for manufacturing the product. If I look at what we’ve done on Invision, it’s been 100 percent automotive focused, really almost up to now. Automotive’s an unbelievably difficult market. There’s a long approval process, many specification changes along the way.
In addition, it’s very capital intensive due to volume requirements. As we all well know, it’s really, right now, probably one of the worst markets that we’ve ever seen, 14.9 million units. When’s this market going to recover?
One other concern I have is what do Invision’s competitors do to cover their fixed costs in this environment? Traditionally in most automotive businesses, what they do is cut their costs and, even in some cases, go down to variable. I believe that nonautomotive, which I mentioned Schulman was looking at, but maybe not in the depth that I would like, you have an advantage to mix up — specifications are much easier to meet. The process is very flexible, and it’s very good on short runs, which also is very good for our nonautomotive. And margins are higher.
And I do think in light of the automotive focus, that an investment in — a further investment in light of a declining market was the best opportunity. We still have a huge amount of customer interest and we hope to be announcing, really within the next two to three months, further approvals and further sales, and I hope that answered your question.
Robert Felice:
Okay. And just to follow up on it. A couple of months back you had expected, or Paul and Terry had expected, that Invision would narrow its loss, I want to say by about $5 million or so this year. And yet the loss in Invision ticked up year-over-year during the first quarter. And given the weak automotive market, do you still think you can narrow that loss by $5 million and then perhaps you could also delve into why it increased on a year-over-year basis.
Paul DeSantis:
Yes, I think what we said was we’re going to narrow the loss to $5 million from, I think, $6 million that we had last year. And the reason that we have an increase now is that we’re expecting to ramp up the business throughout the year. So when we did our last call on the last quarter, we said that we expect to see sales sort of start earlier in the year and then expect to see sales come in later in the year. And as we go through the year, we expect to see the loss decrease.
When we compare this quarter against the first quarter of last year, the biggest single item is everything that we’re talking about in terms of sampling the product, we’re sending lots of product samples out. Those are driving up the cost, we’re paying for all the material, we’re sending it out so that people can use it and test it. We’re also starting to depreciate the facility. So those are sort of driving up the cost in this quarter compared to the first quarter of last year.
But our expectation is that, like Joe said, as we start to get some programs approved and some material volume flowing through, we expect to start offsetting those costs. So we’re sort of looking at it quarter-by-quarter.
Terry Haines:
Yes, Robert, if I could just — Terry Haines — if I could add one perspective to that. As we said on our last conference call, that we are lagging in the area of ramping up and launching the programs, maybe by as much as six months. And I think that certainly is disappointing, but the attractiveness of the product, and looking at the markets, our anticipation for the business in looking forward expects about 75 percent to be outside automotive, with automotive appearing to be some of the quickest hits to launch the business.
But, in fact we’re lagging a little bit behind, but I’m confident that the Invision team and what we have out there as expected approvals, as Joe mentioned, coming up towards the spring, early spring of the year, that that will be on track and we will get this launched, and absorb some of these expenses, high expenses, of development and sampling of product.
Robert Felice:
Okay, and then I guess one last question, if I may. As we look at the price cost gap through the balance of the year, we’ve seen raw materials continue to rise at a pretty fast pace here. And you’re not getting much price or at least you didn’t during the first quarter. And I would imagine you’ve yet to feel the higher cost work their way through the P&L. So as you look out through the balance of the year, you either expect that you’ll get pricing enough to offset at least the bulk of those raws or that margins will compress. And I was hoping you can just elaborate on that a little bit.

Terry Haines:
I’m going to take just the second with this — Terry Haines. In looking back, we’ve passed through the increases. We saw some basis point improvement, I think 50 basis, or 30 basis points rather, improvement in the quarter. There are more increases that are falling in line as we’re going forward, but it’s really difficult to predict what the markets are going to do on pricing going forward. But I can tell you the strategies for the business teams are to pass this on to the marketplace to prevent any erosion, and frankly make improvement in the gross margins. Paul?
Paul DeSantis:
I think that’s true, Terry. We’re trying to pass on price increases as soon as we possibly can get those price increases in.
Robert Felice:
And would you say that the end markets are strong enough to support those price increases at this juncture?
Joe Gingo:
This is Joe Gingo. Actually one of the first questions —I actually come from an industry also that has a big tie to raw materials. One of the first questions I asked is how many of your contracts are indexed? And the answer I got was close to 75 percent. So what you generally have with an indexed contract is a lag, about 30 days. But the key thing you want to do with your customers today, in any business where there’s large raw materials, is get indexes. It’s the only way to try to stay whole. So, I’m fairly comfortable on the ability to pass through, particularly with that number of indexed contracts.
Robert Felice:
Okay, thanks for taking my questions.
Terry Haines:
Thanks, Robert.
Christopher Butler, Sidoti & Co.:
Hi, good afternoon, gentlemen.
Terry Haines:
Hi Chris, how you doing?
Christopher Butler:
First question, the improvement that was seen in North America, could you give us an idea of how much of that was due to the restructuring effort? I don’t know if you had given that but I must have missed it.
Terry Haines:
Paul maybe has a breakout detail of that. I don’t have it in front of me.
Paul DeSantis:
Yep, that’s a good question. Clearly we can see what is going on with SG&A, we’re somewhere in the range of $2 million of favorability in SG&A. There’s probably another $1 million scattered across the P&L, primarily in some savings that we’re really seeing flow through distribution and gross margin.
One of the things that, looking at it, is that when we did those savings — we sort of did those a few months ago — we built them into the budget and we’re holding people accountable for delivering on their budgets and frankly, so far, people are stepping up to that task and delivering. So that’s sort of where we get our confidence level, if you will, on where we are going through the end of the year.
I don’t know if that answers your question. It’s fairly difficult and, especially as we go forward throughout the year, it will be fairly difficult to say what kind of basis point improvement is due to the savings plan and what kind of basis point improvement is due to other efforts, because we have new business units that are focused on driving profitable higher mix products. What we do know is we bake the entire savings into our outlook for the end of the year and we’re sticking to our outlook.
Christopher Butler:
And looking forward a little bit in North America as part of the 100-day plan, it was mentioned that there could be potentially more restructuring in North America. Sort of tying that into an 89 percent capacity utilization rate in a soft plastics market, it seems that if capacity gets taken out further it may limit upside when we eventually see the rebound in plastics in the U.S.
Joe Gingo:
It’s is Joe Gingo again. I think, therefore, mix becomes a very important thing. What we’ll be looking at is this — in our plants we want to run high value-added products and I don’t really want much capacity above high value-added products. You can generally toll, you can obtain the lower value-added products from other people if you’re willing to give them your technology. And generally that technology is a low-level technology for commodity type products.
So I think we’ll be using third parties to support the lower end, if we get into that capacity crunch. Of course, the big plus you have is if you have the right level of capacity, even in a crunch, you can actually fill your own plant with not only high-value but any kind of commodity business so you can keep your plant full. My experience is that I really prefer to have my plant full. I also, by the way, have more leverage on price increase than if I have open capacity.
Christopher Butler:
And on the strategy that’s sort of focused on more specialized product, often times you see an uptick in sales and marketing expenditures as part of that in order to segment markets and better understand customers. But with the 100-day plan, you specifically mentioned that you’re looking to improve efficiencies in sales and marketing in the European operations. Are you moving in different directions or could you help me out with that?
Joe Gingo:
Slightly so. Because if you look at Europe right now, Europe basically is running at a very high level of capacity utilization. And in addition to that, Europe is primarily nonautomotive with a number in the 5 to 10 percent range. So I think in Europe a lot of the things that I sort of focus on and believe in are in place and so what I’d like to do there is take a look and see if there’s some efficiencies in the back office. And by the way, I’m not looking so much at sales and marketing, as back office.

As you might be aware, in Europe, many companies are run by country. Now as you go into a European Union, you have some real opportunities for synergies and back-office activities — purchasing, accounts receivable, things of that sort. I’m not looking really to cut the sales and marketing in Europe. I’m really looking at back office.
Christopher Butler:
And with the focus toward specialized products in the U.S., are we looking at a situation where new investments and new projects are being earmarked for more specialized products? Are we looking at a situation where we have that and walking away from specific businesses?
Joe Gingo:
No, look — I think... let me explain... again I can only go to my past and what I’ve done. In 2003, we cut the R&D budget at my company by 20 percent. And what we did, and I was responsible for it, was to run right from technology to marketing — one organization. And you focus, you really link your technology organization, your marketing organization and you focus on products. You don’t necessarily have to increase your costs at all. I cut my costs, by 20 percent.
I think if you look at the track record you’ll find that the products that are being produced by my company today are considered comparable or better than many products. It’s this focus, integration all the way from the concept to market. And that is something that we’re going to spend some real time on, because I am familiar with Schulman’s technologies, they have very good technology. I just want to see more focus. I hope I answered your question there.
Christopher Butler:
Yes, thank you. I’ll go back in the queue.
Saul Ludwig, KeyBanc:
Good afternoon.
Terry Haines:
Hello Saul.
Paul DeSantis:
Hi.
Saul Ludwig:
Hey, Joe, welcome aboard.
Joe Gingo:
Thank you, Saul.
Saul Ludwig:
Paul, with the... you’re commenting on the taxes that you had some business in low tax-rate jurisdictions, the German tax-rate cut and also tax planning strategies, what was the tax rate that was applied to your international earnings this quarter compared with last year? And what might we expect going forward?

Paul DeSantis:
Well, I’m looking at our tax-rate reconciliation that will be published in the Q that’s coming out. So, hopefully, I won’t quote this number wrong. But, if you remember how we do our reconciliation, we start with statutory U.S. at 35 percent, we then add domestic losses with no benefit, we then subtract the foreign taxes at less than U.S. statutory rate, and then we have an other that reconciles to the tax rate.
Saul Ludwig:
Right.
Paul DeSantis:
So domestic losses with no benefit is about 15.7 percent, say 16 percent. Foreign taxes at less than U.S. statutory rate gave about a 22 percent benefit, which was more or less double from what last year’s number was that went in the 70.2 percent, and then some other rounded out the difference to get to 30.6. In terms of outlook for the rest of the year, I think it’s going to range sort of between that 30, and let’s say between 30 and 35 or 40, depending on — obviously depending on North America’s performance.
Saul Ludwig:
Would you say that the tax rate — if your tax rate was 30 percent and you had big losses in North America, so that meant that your tax rate everyplace else would have been maybe like 15, 16, 17 percent, which really contributed a lot of the additional earnings per share; am I correct?
Paul DeSantis:
Well, actually what really contributed a lot of additional earnings per share was SG&A and gross margin. Taxes certainly played their role as well, though.
Saul Ludwig:
No, I’m just focusing on the tax component.
Paul DeSantis:
Yes, tax is certainly favorable, and certainly from an international perspective, we’re expecting big favorability coming in there.
Saul Ludwig:
Okay. But you think those numbers, 16, 17, 18 percent, is the right place to think about your international number?
Paul DeSantis:
I think that’s probably... if I read the tax rate reconciliation, that’s exactly the way it reads.
Saul Ludwig:
Okay. Next question, Terry, I think you’ve been over to Asia recently. How would you characterize some of the plastics business there, are the guys that opened up plastic plants in Asia, are they making money? Is Schulman making money? And if not, what do you have to do to reverse the course of results there?

Terry Haines:
Well, it is a challenging market; it’s competitive. We put the plant in, we have the capacity there. It is not profitable for us, and the plan, of course, is looking at both applications and growing the business, and getting the approvals for the large OEMs that are moving from Europe and North America into China that we’ll be able to be a supplier. So it’s a timing issue. Plus we’re looking at the other issues of cost and everything that Joe talked about earlier, applies also for China. In Asia, in total, we’re profitable, but we... in launching the plant in China, it has been challenging. We’ve talked about that before. But I fully expect we’re going to push it through.
The one thing that I’m pleased with, we’ve got such a strong team over there. We have built it up with individuals in the sales, marketing and technical areas, and just thrilled with the expertise and what we have as resources. And it won’t be long before that will start to be profitable. It hasn’t turned profitable yet.
Saul Ludwig:
The next question, the $1 million that you had for employee severance over in Europe, was there any change in what you will call senior management or was this just a lot of personnel reductions and how many people were reduced as a result of that? That’s a large charge.
Terry Haines:
Related to a key management individual in manufacturing and that charge was totally just one person.
Saul Ludwig:
Okay. And then two final quickies here. In North America, the 8 percent or so volume increase was an impressive number. Was that primarily in manufactured product or was it heavily weighted to distribution and merchant?
Terry Haines:
Yes, balanced, but weighted towards manufacturing. Paul maybe has a break out there, I don’t have that. Our people have done a good job in pushing through what we’ve been working on for new programs. Those don’t come over night and it’s been a successful development and I think most of it, half of that, would be manufacturing — unrelated to automotive, because automotive is relatively weak. Paul, do you have that number?
Paul DeSantis:
I don’t have a break out between those two, but if I look across what I see, we’re seeing growth in all three of our business units there. So it would...
Terry Haines:
Pretty basic. 50 percent is related to manufacturing and general, so that’s about the same balance of distribution and merchant, manufacturing.
Saul Ludwig:
My final question, Joe, you know, we talk about value-added product and when you look at gross margin in North America, it’s been in the neighborhood of 10 percent plus or minus a little bit for the last five years. And when you’re making only 10 percent of gross margin, you can’t make any money. What do you think that the gross margin has to get to in North America for you to consider it to be a respectable business?

Joe Gingo:
Saul, I haven’t had a ton of days here, but off hand, I’d like to see that the 14, 15 percent range at a minimum. That’s what I’d target for in the short term.
Saul Ludwig:
So as you think about how to restructure North America, it’s by looking at all these different projects that you have in plants; you want to come out of this 100 days with a plan that will get you closer to that number than where we’ve been?
Joe Gingo:
Absolutely, Saul, absolutely.
Saul Ludwig:
Thank you very much.
Terry Haines:
Thanks, Saul.
Gregory Macosko, Lord Abbett:
Yes, thank you. You spoke about two different things that I’d like a little, if possible, a little clarification on. The utilization today is 95 percent; its 89 percent in North America. And you mentioned that you want to increase the value add, which makes a great deal of sense and will certainly move you towards the 14 to 15 percent gross margin goal. But you also mentioned that you want to keep the utilization high and you are suggesting that you might use commodity product to do that. Could you kind of give us a sense of how you’re going to balance that, because if you could cut back, clearly cut back in capacity to some extent, you automatically have higher utilization of value-added product?
Joe Gingo:
I probably wasn’t clear, so let me try to elaborate and if it still requires clarity, let me know. Here is my view. You do you have to cut back capacity so that you can get into utilization rates really in the high 90s. And what I like to do is be running high value-added product through that and, if there is a market demand for more than that, to take your less high value-added and run them through tolling. But what it does give you is if you face a very poor economic situation, what you’re able to do is because let’s say the whole market shrinks on you — well, you’d take the items that you were tolling and bring them back in. Is that clear?
Gregory Macosko:
Yes, good. But the point I’m hearing pretty strongly is that there would be facility consolidation in North America going forward from this point.
Joe Gingo:
At this point I don’t have all my financials or anything in front of me, but I would have to say to you that that’s something I’m going to look at very strongly, again, based on my own experience in any area of the world that has high costs. And by the way, North America is where we’re going to focus now, but if you look at experience, Western Europe eventually faces the same kind of problems. You fundamentally cannot manufacture commodity products in high-cost areas of manufacture.

Now, right now, we’re in a every good shape in Europe and once we can get North America in good shape, we will begin actually to look at what would we like to do to shift capacity in Europe to Eastern Europe?
Gregory Macosko:
And with regard to the — I believe there’s a new plant relative to Invision in Central Ohio. I assume that there has been nothing done in that plant and is there any expectations for that plant at this point?
Joe Gingo:
The plant is built and at this point, until we have a clearer look at the entire marketing opportunities — both automotive and nonautomotive — we don’t plan to put any Invision equipment in that plant. However, one of the things we are looking at is this — we have made an announcement of an expansion in our Polybatch business, by the way, which is 100 percent nonautomotive. And we were looking at a site very close to our Invision plant. And what we will most likely do is take advantage of the existing plant facility and put the Polybatch operation there if the numbers justify it, and I haven’t seen it, but we’re taking a look at that. That way we would utilize the plant and we would not have to build a new plant.
Gregory Macosko:
Good, very good. And then, Paul, just with regard to the working capital reductions and goals there. What held things back there with regard to the DIOs and DSOs?
Paul DeSantis:
Well, I think where we are is we’re seeing some chop from the end of the year. I don’t view us as being materially different from where we were at the end of the year. I think that going forward through the rest of this year one of the things we’ve done, and one of the things we’ve talked about, is we’ve linked incentives to cash flow in the organization. And so as we go through the rest of the year, I fully expect the team to really continue the kind of improvement we’ve made from last November to now, I expect to see that continue.
Gregory Macosko:
So those linkages are new as of the beginning of the fiscal year?
Paul DeSantis:
Actually we had them in them in last year for the North American team and we saw tremendous cash flow come out of North America based on that linkage to the incentive plan. And we’ve got that linkage in the plan again this year and we expect to see favorable working capital.
Gregory Macosko:
And that also relates to Europe as well?
Paul DeSantis:
Yes, Europe has a balance sheet cash flow component in their incentive comp as well, and we expect to see improvement there as well.
Gregory Macosko:
Thank you.

Christopher Butler, Sidoti & Company:
Hi, thanks for taking my question again. I wanted to ask about the European business. Tonnage was up 1 percent here for the quarter, which is off a little bit from what you’ve been able to do here in recent quarters. I wanted to get an idea of are we looking at with strong utilization, is this a shift to a better mix of product or are we starting to see any sort of softness in Europe?
Terry Haines:
I’ll take a crack at that. The utilization numbers sometimes can be a little misleading depending on mix for the business. If we’re running real high, high volume products through the plants, we could... from a high, phenomenal numbers for utilization. I think the 1 percent increase is kind of indicative of a strong quarter-to-quarter comparison from last year to this year. And maybe there was a bit of a slow down relating to customers and inventories, and in fact there was a lot of prebuying as prices were moving up.
So I don’t know if that’s going to be indicative of what we expect for going forward. Joe, you may want to make a comment, you’ve talked to the guys, but I think it’s pretty much what we would have expected. If they would have done more I would have been surprised. This next quarter may be, frankly, a little tougher quarter for us on the volume side.
Joe Gingo:
Mix tends to reduce capacity. I mean, as you go into more higher value-added products, they tend to be shorter runs. They’re more profitable to you and they’re very good, but because of change times and such, you lose a little bit of your capacity. It’s those losses of capacity, by the way, you like a lot. They’re very good. So we could have saw a little bit of that. But I have to admit to you I am not into that kind of detail yet, but I will be.
Christopher Butler:
All right. Thank you, guys.
Terry Haines:
Yes.
Operator:
At this time there are no additional questions. I would now like to turn the call over to Mr. Terry Haines for the final remarks.
Terry Haines:
Thank you. I think everybody can see Joe’s capabilities in understanding markets and the Company, and his digging in quickly to make the necessary improvements going forward for the Company. So being a shareholder, an ongoing shareholder, I’m delighted to have Joe Gingo running this Company, and I would just like again to thank everybody for tuning in and good luck. Bye-bye.
Joe Gingo:
Thank you.
Paul DeSantis:
Thanks, Terry.